Exhibit 99.1

Oceaneering Reports Record Fourth Quarter and Annual Earnings

— Reaffirms 2012 EPS Guidance of $2.45 to $2.65

February 15, 2012 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record fourth quarter and annual earnings for the periods ended December 31, 2011.

For the fourth quarter of 2011, on revenue of $574.2 million, Oceaneering generated net income of $58.3 million, or $0.54 per share. During the corresponding period in 2010, Oceaneering reported revenue of $501.3 million and net income of $47.8 million, or $0.44 per share. For the year 2011, Oceaneering reported net income of $235.7 million, or $2.16 per share, on revenue of $2.2 billion. Net income for 2010 was $200.5 million, or $1.82 per share, on revenue of $1.9 billion.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended .			Year Ended
	December 31,		Sept. 30,	December 31,
	2011	2010	2011	2011	2010
Revenue	$574,197	$501,298	$602,208	$2,192,663	$1,917,045
Gross Profit	130,746	117,493	153,096	508,759	466,320
Income from Operations	82,468	73,742	109,622	334,831	309,500
Net Income	$58,317	$47,794	$78,578	$235,658	$200,531
Diluted Earnings Per Share*	$0.54	$0.44	$0.72	$2.16	$1.82

* Historical 2010 per share figures have been adjusted to reflect the two-for-one stock split effected in June 2011

Annual and quarterly net income increased from 2010 on the strength of higher operating income from Subsea Products and Remotely Operated Vehicles (ROV) and a lower tax rate.

Effective with the fourth quarter of 2011, the Inspection segment has been renamed Asset Integrity to more appropriately describe the services we are performing, especially in light of our recent acquisition of AGR Field Operations Holdings AS (AGR FO). These services are directed at improving the reliability and safety of facilities onshore and offshore, both topside and subsea, while reducing unplanned maintenance and repair costs, and complying with regulatory requirements.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “Our annual earnings of over $235 million and EPS of $2.16 were the highest in Oceaneering’s history. These were notable accomplishments, particularly in light of regulatory-constrained activity in the U.S. Gulf of Mexico (GOM). This performance was largely attributable to our global focus on deepwater and subsea completion activity.

“We achieved record ROV operating income for the eighth consecutive year on higher international demand for our services and expansion of our fleet. Year over year, we earned more ROV operating income by increasing our days on hire to nearly 73,000. During 2011 we put 24 new ROVs into service, retired 16, and transferred the use of one vehicle to Advanced Technologies (AdTech) for non-oilfield use. At year end we had 267 vehicles in our ROV fleet.

“Subsea Products operating income increased to a record level. This growth was broad-based, led by better umbilical plant throughput, higher Installation and Workover Control System services, and growth in demand for our subsea hardware and tooling. Products backlog at the end of 2011 was $382 million, nearly the same as at the end of 2010.

“Asset Integrity operating income improved in 2011 on the strength of higher service demand in Europe and Central Asia. AdTech results were similar to those of 2010. Subsea Projects profit decreased due to lower demand for our services in the GOM.

“During 2011 we continued to fund organic growth and acquisition opportunities at a record-setting pace. Our annual capital expenditures of about $525 million were almost two-and-a-half times what we invested on average during each of the previous five years. Our investment in acquisitions of around $290 million was three times what we spent in total on acquisitions during the 2006 through 2010 period.

“Our acquisitions included $220 million in late December to purchase AGR FO, a provider of asset integrity, maintenance, subsea engineering, and field operations services, primarily to the oil and gas industry. This acquisition is expected to significantly increase our Asset Integrity business, particularly in Norway, and provides us subsea inspection tooling we can offer in other geographic markets. Our organic growth investments included upgrading and expanding our ROV fleet and completing the conversion of the Ocean Patriot to a dynamically positioned saturation diving vessel.

“We are forecasting our 2012 EPS to be in the range of $2.45 to $2.65, as we expect another record earnings year. For our services and products, we anticipate continued international demand growth and a moderate rebound in overall activity in the GOM. Consistent with our historical seasonal earnings pattern, we are forecasting first quarter EPS of $0.44 to $0.46.

“Compared to 2011, we expect all of our operating business segments will achieve higher operating income in 2012: ROVs on greater service demand off West Africa and in the GOM; Subsea Products on the strength of higher tooling sales and increased throughput at our umbilical plants; Subsea Projects on an international expansion of our deepwater vessel project capabilities to work for BP offshore Angola and a gradual demand recovery in the GOM; Asset Integrity on the contribution of the newly acquired operations and increased use of associated subsea technology and tools; and, AdTech on an increase in entertainment projects and improved execution on U.S. Navy vessel service work.

“For 2012 we anticipate generating over $550 million of EBITDA. Our projected cash flow and balance sheet provide us with ample resources to invest in Oceaneering’s growth. At the end of 2011 our balance sheet remained conservatively capitalized. We had approximately $100 million of cash, $120 million of debt, $180 million available under our revolving credit facility, and $1.6 billion of equity.

“Looking beyond 2012, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; expectation that the acquisition of AGR FO will significantly increase its Asset Integrity business; 2012 EPS range forecast; expectation of record earnings in 2012; anticipation of continued international demand growth and a moderate rebound in overall activity in the GOM; 2012 first quarter EPS range forecast; expectation that, compared to 2011, all of its operating business segments will achieve higher operating income in 2012, with specific expectations that ROV will experience greater service demand off West Africa and in the GOM, Subsea Products will have higher tooling sales and increased throughput at its umbilical plants, Subsea Projects will benefit from increased international expansion of its deepwater vessel project capabilities to work for BP offshore Angola and a gradual demand recovery in the GOM, Asset Integrity will benefit from the contribution of the newly acquired operations and increased use of associated subsea technology and tools, and AdTech will experience an increase in entertainment projects and higher profitability on U.S. Navy vessel service work; anticipated 2012 EBITDA; belief that its projected cash flow and balance sheet provide ample resources to invest in the company’s growth; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties performing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest income/expense, net, and depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of these EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedules.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E-Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, February 16, 2012, 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2011	Dec. 31, 2010
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $106,142 and $245,219)	$984,122	$983,502
Net Property and Equipment	893,308	786,373
Other Assets	523,114	260,631

TOTAL ASSETS	$2,400,544	$2,030,506

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$501,375	$439,856
Long-term Debt	120,000	—
Other Long-term Liabilities	221,207	200,435
Shareholders’ Equity	1,557,962	1,390,215

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,400,544	$2,030,506

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec. 31 2011	Dec. 31, 2010	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2010
	(in thousands, except per share amounts)
Revenue	$574,197	$501,298	$602,208	$2,192,663	$1,917,045
Cost of services and products	443,451	383,805	449,112	1,683,904	1,450,725

Gross Profit	130,746	117,493	153,096	508,759	466,320
Selling, general and administrative expense	48,278	43,751	43,474	173,928	156,820

Income from Operations	82,468	73,742	109,622	334,831	309,500
Interest income	428	243	204	888	580
Interest expense	(350)	(374)	(387)	(1,096)	(6,010)
Equity earnings of unconsolidated affiliates, net	859	361	1,042	3,801	2,078
Other income (expense), net	1,792	(1,171)	(1,973)	(539)	(926)

Income before Income Taxes	85,197	72,801	108,508	337,885	305,222
Provision for income taxes	26,880	25,007	29,930	102,227	104,691

Net Income	$58,317	$47,794	$78,578	$235,658	$200,531

Net Income Attributable to Diluted Common Shares	$58,317	$47,643	$78,578	$235,658	$199,825
Weighted Average Number of Diluted Common Shares	108,671	108,663	108,928	109,001	109,535
Diluted Earnings per Share	$0.54	$0.44	$0.72	$2.16	$1.82

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Year Ended
		Dec. 31, 2011	Dec. 31, 2010	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2010
		($ in thousands)
Remotely Operated Vehicles	Revenue	$200,681	$171,754	$200,927	$755,033	$662,105
	Gross Profit	$69,298	$60,466	$69,052	$260,287	$247,619
	Operating income	$59,100	$48,938	$60,054	$224,705	$211,725
	Operating margin	29%	28%	30%	30%	32%
	Days available	24,277	23,517	23,719	94,999	91,667
	Utilization	79%	73%	80%	77%	75%

Subsea Products	Revenue	$196,987	$152,747	$220,107	$770,212	$549,233
	Gross Profit	$53,285	$45,812	$57,798	$207,804	$161,081
	Operating income	$36,743	$31,787	$41,489	$142,184	$108,522
	Operating margin	19%	21%	19%	18%	20%
	Backlog	$382,000	$384,000	$403,000	$382,000	$384,000

Subsea Projects	Revenue	$45,263	$62,949	$49,912	$167,477	$247,538
	Gross Profit	$9,108	$14,882	$23,326	$42,004	$56,165
	Operating income	$6,769	$12,438	$20,983	$32,662	$46,910
	Operating margin	15%	20%	42%	20%	19%

Asset Integrity	Revenue	$66,826	$57,420	$71,633	$266,577	$223,469
	Gross Profit	$10,888	$10,086	$12,879	$46,109	$41,698
	Operating income	$6,473	$5,796	$8,858	$30,560	$25,893
	Operating margin	10%	10%	12%	11%	12%

Advanced Technologies	Revenue	$64,440	$56,428	$59,629	$233,364	$234,700
	Gross Profit	$9,688	$6,438	$10,517	$33,774	$32,510
	Operating income	$5,215	$2,470	$5,769	$16,661	$16,934
	Operating margin	8%	4%	10%	7%	7%

Unallocated Expenses	Gross Profit	$(21,521)	$(20,191)	$(20,476)	$(81,219)	$(72,753)
	Operating income	$(31,832)	$(27,687)	$(27,531)	$(111,941)	$(100,484)

TOTAL	Revenue	$574,197	$501,298	$602,208	$2,192,663	$1,917,045
	Gross Profit	$130,746	$117,493	$153,096	$508,759	$466,320
	Operating income	$82,468	$73,742	$109,622	$334,831	$309,500
	Operating margin	14%	15%	18%	15%	16%
SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$308,998	$42,929	$49,885	$526,645	$207,180
Depreciation and Amortization		$38,479	$39,468	$39,603	$151,227	$153,651

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION
	For the Three Months Ended			For the Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
	2011	2010	2011	2011	2010
	($ in thousands)
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)
Net Income	$58,317	$47,794	$78,578	$235,658	$200,531
Depreciation and Amortization	38,479	39,468	39,603	151,227	153,651

Subtotal	96,796	87,262	118,181	386,885	354,182
Interest Income/Expense, Net	(78)	131	183	208	5,430
Provision for Income Taxes	26,880	25,007	29,930	102,227	104,691

EBITDA	$123,598	$112,400	$148,294	$489,320	$464,303

	2012 Estimates
	Low	High
	(in thousands)
Net Income	$265,000	$290,000
Depreciation and Amortization	165,000	175,000

Subtotal	430,000	465,000
Interest Income/Expense, Net	5,000	5,000
Provision for Income Taxes	120,000	135,000

EBITDA	$555,000	$605,000